EXHIBIT 14.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Business Integrity Policy
and Procedures for Reporting Non-Compliance

PURPOSE AND SCOPE

The purposes of this Business Integrity Policy and Procedures for Reporting Non-Compliance (the “Policy”) are to ensure that all employees, officers and directors of Alexandria Real Estate Equities, Inc. and its subsidiaries (collectively, “ARE” or the “Company”) understand that it is the intent of the Company to comply with all laws and regulations and to transact business in accordance with the highest moral and ethical standards, including the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, and to provide procedures for persons subject to this policy to report instances of non-compliance with this Policy.

Any violation of this Policy may result in prompt disciplinary action, up to and including termination of employment and, in appropriate cases, civil action or referral for criminal prosecution.
ARE’S BUSINESS INTEGRITY PRINCIPLES

The following principles and guidelines are provided to assist all persons subject to this policy in the conduct of ARE’s business and operations:

Conflicts of Interest. Conflicts of interest are prohibited unless specifically authorized as described below or pursuant to ARE’s Personal Investment Policy. A “conflict of interest” occurs when an individual’s private interest interferes with or undermines, or appears to interfere with or undermine, the interests of ARE as a whole. This can arise when a person subject to this policy takes actions or has interests that make it difficult to perform his or her work objectively and effectively. Conflicts of interest also include obtaining improper personal benefits, or providing improper personal benefits to others, as a result of a person’s position with ARE. For example, a potential conflict of interest could arise if an employee causes ARE to hire a vendor in which that same employee or his or her relative has a material financial interest.

Factors to be considered by persons subject to this policy in evaluating whether an activity presents a potential conflict of interest include:

•Could my outside business interests affect my job performance or my judgment on behalf of ARE or affect others with whom I work?

•Can I reasonably conduct the activity outside of normal work hours?
•Will I be using ARE equipment, materials or proprietary or confidential information in my activities?

•Could the activity have any potential adverse or beneficial impact on ARE’s business?

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•Could the activity result in personal financial gain or other direct or indirect benefit to me or a member of my immediate family at the expense of ARE?

•Could the activity appear improper to an outside observer?
Corporate Opportunities. No person subject to this policy may take personal advantage of any opportunity in which ARE has an interest or a reasonable expectation of an interest, or that he or she discovers, or that is presented to him or her, as a result of his or her position with ARE or through access to Company information that the Company would expect to take and develop.

Loyalty. All persons subject to this policy have a duty to ARE to advance its legitimate business interests and should not engage in activity that is competitive with ARE, directly or indirectly, in the business of owning, operating, acquiring, managing, leasing, expanding, developing or redeveloping commercial properties throughout the United States or in other countries in which ARE does business, containing office and laboratory space designed or improved for lease to pharmaceutical, biotechnology, life science product and service companies, not for profit research institutions, universities, diagnostic and personal care products companies, government agencies (for the purpose of laboratory research), agtech or technology enterprises. In addition, no person subject to this policy may own an interest in any entity that competes with ARE, other than passive investments (i.e., less than 3% of outstanding securities) in publicly-traded companies.

Confidentiality. Without limiting the specific terms of any other agreement, except when disclosure of that information is authorized by a duly authorized officer of ARE or legally required confidential and/or proprietary information about ARE and its business or operations that a person receives as a result of his or her position with ARE, including information about our tenants and other entities and/or persons with whom we do business or come into contact in the course of our work for ARE (“Confidential Information”), (a) should be held in strict confidence, (b) should not be discussed with anyone outside ARE, other than ARE’s advisors and other persons who have a legitimate need to know the information and who are under an obligation of confidentiality, and
(c) should not be discussed in any public place. The obligation to treat certain information as confidential does not end when a person subject to this policy leaves ARE. Accordingly, a person subject to this policy who leaves ARE may not disclose any Confidential Information to a new employer or to others, or use any Confidential Information, after ceasing to be affiliated with ARE, unless such disclosure or use is expressly authorized in advance by a duly authorized officer of the Company or legally required.

Fair Dealing. We must all deal fairly with our tenants, vendors and other parties with whom ARE has a business relationship and with each other. No persons subject to this policy should attempt to take unfair advantage of any such person through manipulation, concealment, abuse of Confidential Information, misrepresentation of facts or any other unfair practice.

Protection and Proper Use of ARE Assets. All persons subject to this policy should protect ARE’s assets and use them efficiently and only for legitimate business purposes, though incidental personal use is permitted. Theft, misappropriation, unauthorized disclosures, carelessness and waste have a direct impact on ARE’s profitability and are contrary to the interests of ARE and its stockholders.

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Compliance with Law. We expect all persons subject to this policy to comply with all laws, rules and regulations, including (without limitation) laws prohibiting fraud, embezzlement, and corruption and all applicable laws in all countries to which they travel, in which we operate and where we otherwise do business. Without limiting the foregoing, persons subject to this policy must comply with the securities laws prohibiting trading on the basis of non-public information.

Accurate, Fair and Timely Disclosure and Financial Reporting. All reports that we file with or submit to the Securities and Exchange Commission (the “SEC”) must comply with applicable federal securities laws and SEC rules. All persons subject to this policy who are requested to assist or are otherwise involved in preparing any such reports or other communications, including both the collection of information and review of drafts of any such reports or other communications, should (a) do so diligently and in full compliance with ARE’s disclosure controls and procedures and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business conditions of the Company provide full, fair, accurate, timely and understandable disclosure.

Anti-Corruption Compliance. All persons subject to this policy are prohibited from engaging in any act or omission that would result in a violation of any applicable anti-corruption or kickback law or regulation. The Company does not tolerate the provision or acceptance of any improper payments or advantages in relation to its business. Improper benefits can raise significant accounting and internal controls concerns for the Company. Violations of these prohibitions can also result in criminal liability for you and the Company. You must review and comply with the Company’s Foreign Corrupt Practices Act and Anti-Corruption Policy. You can obtain a copy of that policy from the Company’s General Counsel if you do not already have one.

EXCEPTIONS TO POLICY

Waivers of the specific requirements of this Policy will only be approved in exceptional cases in which it is determined that the requested waiver would not involve a departure from our fundamental commitment to conducting business in compliance with applicable law and the highest ethical standards. Waivers may only be granted by authorized officers or, in the case of any waiver involving an executive officer or director, by the Board of Directors or a duly appointed committee of the Board of Directors. Any waivers of, or amendments or changes to, this Policy involving executive officers or directors of ARE will be disclosed through the filing of a Current Report on Form 8-K or other authorized method in accordance with applicable law and the rules of the New York Stock Exchange.

SEEKING HELP AND INFORMATION; PRE-CLEARANCE

This Policy is not intended to be a comprehensive rulebook and cannot address every situation you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with ARE’s ethical standards, we encourage you to seek help. We suggest you contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, please contact the Chief Financial Officer of the Company or the Audit Committee of the Board of Directors c/o Richard H. Klein, Chairperson. The email address for the Chairperson of the Audit Committee is rklein@are.com.

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Persons other than executive officers and directors who have questions about a particular potential conflict of interest or other potential violation of this Policy should discuss the matter with, and may seek a determination and prior authorization or approval from, the General Counsel or the Audit Committee. Executive officers and directors must seek determinations and prior authorizations or approvals of potential violations exclusively from the Board of Directors or a duly appointed committee of the Board of Directors. If any such prior authorization or approval of a potential violation by an executive officer or director is deemed by the Board of Directors or such committee to constitute a waiver of this Policy, such waiver will be reported as described in “Exceptions to Policy" above.

REPORTING OF EVENTS OF KNOWN OR POSSIBLE NON-COMPLIANCE

Facts or events that directly or indirectly conflict with the proper application of this Policy could adversely affect the value and reputation of ARE. Each person subject to this policy shares in the responsibility for ensuring compliance with this Policy.

Should a person subject to this policy become aware of any known or possible instance of non- compliance with this Policy, he or she should promptly report such possible non-compliance to her/his supervisor, local management, the General Counsel or the Chairperson of the Audit Committee. A person subject to this policy must promptly report any complaint he or she may have or receive from any employee, officer or director or any client or other person regarding material accounting, internal accounting controls or auditing matters. Any such reports made will be forwarded to the Audit Committee.

If you believe that the person to whom you have reported material non-compliance with this Policy has not taken appropriate action, you should contact the Audit Committee directly. The email address for the Chairperson of the Audit Committee is rklein@are.com.

Violation of this Policy, and failure to report material non-compliance with this Policy, may be detrimental to ARE and may subject the employee, officer or director to disciplinary action, up to and including termination or removal. In some instances, civil or criminal proceedings may be pursued.

It is most helpful if you identify yourself and provide contact information when reporting any instance of possible non-compliance with this Policy so that ARE may contact you if further information is needed to pursue an investigation. If you are uncomfortable providing your identity, you may also anonymously disclose instances of possible non-compliance with this Policy by submitting your concerns in writing to General Counsel or the Audit Committee c/o Richard H. Klein, Chairperson. In either case, any person who discloses instances of possible noncompliance should keep all information related to the matter in strict confidence and not discuss such information with anyone other than ARE officials conducting the investigation or other persons authorized by them, except as required by applicable law.

If you are involved in an event of non-compliance with this Policy, the fact that you voluntarily report such non-compliance in good faith, together with the degree of cooperation displayed by you and whether the non-compliance was intentional or unintentional, will be given appropriate consideration by ARE in its investigation and any resulting disciplinary action.

INVESTIGATIONS OF POSSIBLE EVENTS OF NON-COMPLIANCE

All reports concerning possible events of non-compliance with this Policy will be promptly, fairly and independently investigated.

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It is imperative that persons disclosing possible non-compliance with this Policy not attempt to conduct their own investigations. Investigations may involve complex legal issues. Acting on one’s own may compromise the integrity of ARE’s investigation and adversely affect both the reporting person and ARE. However, measures should be taken promptly to preserve documents and other items relevant to any investigation.

Persons subject to this policy are expected to cooperate in the investigation of any possible non- compliance with this Policy. If the result of the investigation indicates that corrective action is required, ARE will decide what steps it should take to rectify the problem and avoid its recurrence.

The Audit Committee will lead any required investigation and, if deemed necessary, appoint additional individuals to assist in the process. The Audit Committee will coordinate the investigation, findings and recommendations with ARE management and, if appropriate, the Talent Management & Operations Department before action is taken and the file is closed. The Chairperson of the Audit Committee will report the status and results of any reports received and any resulting investigation to the Board of Directors, which will then take appropriate action with respect to the matter.

If a report of an instance of possible non-compliance with this Policy involves an individual who would normally participate in an investigation, that individual will not be allowed to participate in conducting or reviewing the investigation.

It is ARE’s objective that all investigations be completed and resolved promptly and, if possible, within 60 days of the Company’s receipt of the complaint.

RETALIATION NOT PERMITTED

Retaliation against any person who in good faith reports any instance of non-compliance or possible non-compliance with this Policy or any potential violation of law, who assists another to make a good faith report, or who participates in good faith in an investigation of a report, is prohibited and will not be tolerated. This includes (without limitation) retaliation relating to reports or complaints received from any source regarding accounting, internal accounting controls or auditing matters relating to ARE or any concerns regarding questionable accounting or auditing. This policy also protects those individuals who cooperate in investigations conducted by ARE or any government agency, or who provide information concerning suspected non-compliance or legal violations. In addition, ARE prohibits retaliation against any person who refuses to participate in an act that would result in a violation of state or federal statute, rule or regulation, or who reports any suspected violations of law at a former employer. However, any person who makes a report known to be false or provides information known to be false may be subject to disciplinary action, up to and including termination or removal.

OBLIGATIONS OF PERSONS SUBJECT TO THIS POLICY

Read and understand the Policy. Persons subject to this policy are expected to read and understand this Policy and comply fully with its terms. Please discuss any questions you may have regarding this Policy with your direct supervisor or the General Counsel to ensure that you understand the Policy.

Follow the Policy. Persons subject to this policy must act in accordance with this Policy. ARE may periodically require employees, officers and directors to certify in writing their compliance with this Policy.

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Report known or possible violations of the Policy. If you become aware of known or possible instances of non-compliance with this Policy, you must report such instances to your supervisor, local management, the General Counsel or the Audit Committee c/o Richard H. Klein, Chairperson (anonymously or otherwise), as appropriate. In addition, you may report suspected violations of law to the California Attorney General or other state or federal agencies, or foreign government authorities that have competent jurisdiction over ARE at any time.
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